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                             Contact:                 James F. Leary
                                                      Vice Chairman, Finance
                                                      214-965-6011
                                                      or
                                                      Robert D. Idzi
                                                      Senior Executive VP &CEO
                                                      214-965-6002


For Immediate Release:    February 3, 1998

                   SEARCH FINANCIAL SERVICES INC. TO EXIT
                   NONPRIME AUTO INDUSTRY TO ALLOCATE TIME
               AND RESOURCES TO THE CONSUMER FINANCE INDUSTRY


DALLAS, Texas - - Search Financial Services Inc. today announced that it is exiting the non-prime auto finance business and will cease auto loan originations immediately. In making the announcement, George C. Evans, Chairman, President and Chief Executive Officer, said the decision was based on two principal factors: Search's inability to renegotiate the terms of the MSF Financial, Inc. ("MSF") loan agreement with Fleet Bank, N.A. and the other members of the MSF bank group to permit continued loan funding and higher than anticipated losses from Search's "C" paper business. The move is expected to result in immediate staff reductions of 55 people with an annualized cost saving of approximately $3.2 million. Primarily affected are the Company's marketing, credit, funding and administrative support groups. Search's collection department will continue to service its auto loan portfolio.

         Said Evans, "Search is continuing its negotiations with the MSF bank group to obtain waivers of existing defaults under the loan agreement and to provide for a mutually agreeable maturity date. We are also in discussions with respect to a number of third-party transactions that could enable us to meet the banks' payment requirements and are reviewing other strategic alternatives."

         Evans added, "Our loan agreement with Hibernia National Bank, which provides funding for our consumer finance operations, remains in effect. We are currently at our borrowing limit under that agreement, but are in discussions with a third party regarding a loan sale transaction to free up availability under that agreement. All of our available funding will go towards growing our consumer finance operations, which currently include 21 branches with $16 million in loans outstanding in six states and Puerto Rico."

         As of August 1st, at the completion of the MSF acquisition, Search and its subsidiaries had 306 employees. Over the next 90 days, Search closed the MSF Jackson, Mississippi headquarters and the MSF collection center in Mobile, Alabama and reduced the overall work force by 77 employees. During the last quarter of 1997, Search was engaged in due diligence and negotiations regarding the acquisition of a $400 million non-prime company, and was advised by the company's investment banker that it was one of the acquisition finalists.
Extra
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personnel were carried during this period in anticipation of the possible acquisition, which failed to materialize.

         With the reduction of 55 personnel announced today, Search has cut its work force by 132 employees since August 1st, and from 306 to 174 today, a 43% reduction.

         Search's decision to exit the non-prime auto industry is necessitated by lenders and banks pulling back lending to the industry and escalating repayment of debt. Prospective lenders have indicated to Search that they would consider lending to the consumer operation if Search would have an orderly withdrawal form the non-prime auto industry. Therefore, the decision was made to support consumer lending operations where capital and credit lines are available vs. non-prime auto, where equity and credit lines are virtually impossible to obtain.

         Evans advised that although it is in the preliminary stage of due diligence, Search is engaged in a prospective merger/sale with other companies who have strong balance sheets.

         Search also announced that it has deferred consideration of its previously announced exchange offer of common stock for preferred stock until after the arrangements with the MSF bank group are finalized and the previously announced litigation with Hall Phoenix/Inwood, Ltd. has been resolved.

         Finally, Search announced that it has received notice from The Nasdaq National Market, Inc. that its common stock will be delisted from The Nasdaq National Market on March 30, 1998 if prior to that date it does not regain compliance with the conditions for continued listing set forth in The Nasdaq Stock Market's Marketplace Rules. To regain compliance, the common stock must have a reported closing bid price of $1.00 or more for 10 consecutive trading days or, alternatively, Search must maintain net tangible assets of at least $4 million and the market value of Search's common stock held by persons other than officers, directors and persons owning of record or beneficially 10 percent or more of the outstanding shares must be at least $3 million for 10 consecutive trading days. If necessary, Search may request a hearing to review this action.

         Search Financial Services Inc. is a specialized financial services company that has been engaged in the purchasing, financing and servicing of non-prime automobile installment loans originated by franchised and independent automobile dealers. Search will now concentrate on its direct lending consumer finance operations. Search common shares and its 9%/7% convertible preferred shares are currently traded on The NASDAQ national Market under the symbols "SFSI" and "SFSIP," respectively.

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